EXHIBIT 99.3

PRESS RELEASE:  WEDNESDAY DECEMBER 27, 8:01 AM EASTERN TIME

Bentley Propels Virtual Mall Expansion ...

LOS ANGELES, Dec. 27 /PRNewswire/ -- Bentley Communications Corp. (OTC BB: BTLY) today announced plans for substantial expansion to BentleyBlvd.com. Extensive development from this shopping hub begins with at least six distinctive cyber sites:

www.AuthenticCollectablesOnline.com

www.Celebrity-Pro.com

www.Movies4FreeNow.com

www.TwirlMe.com

www.BuyNetPlaza.com -- for wholesalers

www.BentleyCferts.com, a Chinese manufacturers directory, as well as a newly equipped wireless website for "intro" to th wireless web.

"In ongoing efforts to increase shareholder value, Bentley will continue with its vision to provide an unparalleled virtual stroll down BentleyBlvd.com with outreaches to websites to fulfill most any eclectic shopping need. Going forward, the augmented websites will also provide basic text information to cell phone, pager, and PDA's as well," states Gordon Lee, CEO of Bentley Communications Corporation.

www.AuthenticCollectablesOnline.com construction is now underway, soon to be showcasing one of a kind celebrity and historical collections. www.Celebrity-Pro.com has begun by highlighting Spencer Haywood, Dick Barnett, and Flynn Robinson and will develop with numerous pages hosted by famous NBA, NFL, and NHL players commenting on their personal careers and endorsements. www.Movies4FreeNow.com is currently offering two free movies and will continually change the marquee to draw back repeat visitors. www.BuyNetPlaza.com continues to make B2B progress on the wholesale level. www.Bentleycferts.com provides an expanding directory of Chinese manufacturers. Round this out with www.TwirlMe.com, which provides premium website services as well as hosts the gateway to the exciting new "wireless web" and will bring established companies to the wireless web primarily in text form as an introduction to their more extensive pre-existing sites.

In related corporate news, the shareholders meeting originally slated for Dec. 20, 2000 will now be held on Monday, Feb. 26, 2001 so as not to conflict with the holiday season and is open to all shareholders of record as of today, Dec. 27, 2000. The meeting will commence at 2:00 PM at the Bentley Communications Corp. offices located at 9800 S. Sepulveda Blvd., Suite 625, Los Angeles, Ca 90045.

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In other corporate news, Bentley will not be proceeding with its associations or relationships with the following entities or individuals, primarily due to non-performance:

1. Any agreements with Roctech Technologies of Hong Kong or its associated entities.

2. Any agreements with GenWorld or Dragon Apparel of Taipei, Taiwan or its associated entities.

3. Any agreements proposed or otherwise with Microbell, including Har Adir LLC and the Smart Pen.

Also, Victor Nguyen, Ph.D. is no longer associated with Bentley Communications Corp. or any of its subsidiaries, i.e. www.TwirlMe.com, etc.

     Contact: Gordon F. Lee - (310) 342-0760 Or: GordonLee@BentleyCommCorp.com


     Corporate links:
     www.BentleyCommCorp.com
     www.BentleyBlvd.com
     www.TwirlMe.com
     www.Celebrity-Pro.com
     www.Movies4FreeNow.com
     www.BuyNetPlaza.com
     www.BentleyCferts.com

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

SOURCE: Bentley Communications Corp.